UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

BOSTON OMAHA CORPORATION (formerly known as REO PLUS, INC.)
(Exact name of registrant as specified in its Charter)

Delaware	27-0788438
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

292 Newbury Street, Suite 333 Boston, Massachusetts 02115 (857) 256-0079
(Address and telephone number of principal executive offices, including zip code)

Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. [  ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. [ X ]

Securities Act registration statement file number to which this form relates: 333-170054

Securities to be registered pursuant to Section 12(g) of the Act:

Class A Common Stock, par value $0.001 per share

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Introductory Comment

This Amendment No. 1 to Registration Statement on Form 8-A amends the Registration Statement on Form 8-A filed with the Securities and Exchange Commission by Boston Omaha Corporation on November 9, 2016 (the “Original Form 8-A”).

Item 1.  Description of Registrant’s Securities to be Registered

Item 1 of our Original Form 8-A is amended and supplemented by adding the following:

On May 25, 2017, we filed our Second Amended and Restated Certificate of Incorporation (our “Second Restated Charter”), which (i) increased the authorized number of shares of our common stock, (ii) designated as “Class B common stock” all authorized shares of our common stock that had been previously designated as Class A common stock, and (iii) designated as “Class A common stock” all authorized shares of our common stock that had been previously designated as common stock.

Our authorized capital stock now consists of (i) 20,000,000 shares of common stock, par value $0.001 per share, of which 18,838,884 shares are designated “Class A common stock” and of which 1,161,116 shares are designated “Class B common stock”, and (ii) 1,000,000 shares of Preferred Stock, par value $0.001 per share.  As a result of the filing of the Second Restated Charter, our “general common stock” that had been registered pursuant to our Original Form 8-A is now designated as our Class A common stock.

In connection with the filing of the Second Restated Charter, on May 26, 2017, we entered into an Amended and Restated Voting and First Refusal Agreement (the “Restated Voting Agreement”), amending and restating our original Voting and First Refusal Agreement to reflect the renaming of our classes of common stock.

The Second Restated Charter is included as Exhibit 3.1 to this Amendment No. 1 to Registration Statement on Form 8-A, and the Restated Voting Agreement is included as Exhibit 4.1 to this Amendment No. 1 to Registration Statement on Form 8-A.  The foregoing descriptions of each of the Second Restated Charter and the Restated Voting Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of each of the Second Restated Charter and the Restated Voting Agreement, respectively, each of which is included as an exhibit hereto and incorporated by reference herein.

Item 2.  Exhibits

Item 2 of our Original Form 8-A is amended and supplemented by adding the following exhibits:

Exhibit No. Description

3.1 Second Amended and Restated Certificate of Incorporation, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 26, 2017.

4.1 Amended and Restated Voting and First Refusal Agreement, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 26, 2017.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form 8-A to be signed on its behalf by the undersigned, hereunto duly authorized.

BOSTON OMAHA CORPORATION
(Registrant)

By:	/s/ Alex B. Rozek
Alex B. Rozek, Co-Chief Executive Officer

Date: May 31, 2017